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SpectRx, Inc. Appeals NASDAQ Notice

NORCROSS, GA (June 25, 2003) -- SpectRx, Inc. (NASDAQ: SPRX) today announced it has appealed a determination from NASDAQ that the company does not meet either the $2.5 million shareholder's equity, $35 million market capitalization or net income requirements for continued listing on the SmallCap Market. SpectRx has requested a hearing to present reasons why it should retain its SmallCap market listing. The hearing is expected to take place within 45 days and SpectRx will continue to be listed on the SmallCap market during that time.

"We are executing on plans to meet and maintain the minimum listing requirements of the NASDAQ SmallCap market," said Mark A. Samuels, chairman and CEO of SpectRx, Inc. "Those plans include the sale of the BiliChek business, accomplished earlier this year, a focus on bringing the SimpleChoice product line to market to generate revenues and profits, an initiative to acquire a strategic partner for our continuous glucose monitor, the effort to separately fund the development of our non-invasive cervical cancer detection technology and other activities."

"While we received $4.0 million in the first cash payment related to the sale of the BiliChek business, we deferred $2.0 million of the gain pending completion of some previously planned engineering work. As a consequence, our shareholder's equity fell below the minimum $2.5 million required. We expect to complete that work, which will allow us to recognize the $2.0 million gain as well as entitle us to receive an additional $1.0 million in payment before the end of the year," Mr. Samuels said.

"We will present a plan to the NASDAQ panel that we believe will enable us to meet the listing requirements. Our biggest issue is the time necessary to execute on all of the elements of the plan," Mr. Samuels said.

SpectRx, Inc. (NASDAQ: SPRX) is a medical technology company providing innovative detection, monitoring and treatment solutions for the diabetes and cancer healthcare markets. SpectRx is currently marketing its SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies and over-the-counter diabetes testing kits. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx is also applying its leading-edge biophotonic technology to the early detection of cancer. Products under development include devices to detect and guide treatment of cervical cancer and skin cancer. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the ability of SpectRx to remain listed on the NASDAQ SmallCap Market, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

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